EXHIBIT 5

Briggs and Morgan

Professional Association

2200 IDS Center

Minneapolis, MN  55402

(612) 977-8400

January 28, 2010

Granite City Food & Brewery Ltd.

5402 Parkdale Drive, Suite 101

Minneapolis, Minnesota 55416

Ladies and Gentlemen:

We are counsel to Granite City Food & Brewery Ltd. (the “Company”), a Minnesota corporation, in connection with its filing of a registration statement on Form S-3, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 1,122,776 shares of the Company’s common stock, consisting of (a) 777,777 shares of common stock (the “DHW Shares”), and (b) 291,667 shares of common stock issuable upon the exercise of warrants and 53,332 shares of common stock issuable upon the conversion of convertible debt (collectively, the shares underlying the warrants and the shares underlying the convertible debt are referred to herein as the “Derivative Shares”).

We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is our opinion that (1) the DHW Shares are legally and validly issued, fully paid and nonassessable, and (2) when the registration statement has been declared effective by order of the Securities and Exchange Commission, the Derivative Shares, when sold by the selling shareholders as contemplated by the registration statement, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in such registration statement.

Very truly yours,

/s/	BRIGGS AND MORGAN,
Professional Association